Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (hereinafter referred to as this “Agreement”) is made by Domino’s Pizza LLC, a Michigan limited liability company (the “Company”) with Harry J. Silverman (the “Executive”), as of the 22nd day of December, 2005.

RECITALS

1.	The Executive has decided to retire from his positions with the Company and its Affiliates (as hereinafter defined), effective December 31, 2005.

2.	This Agreement sets forth the terms upon which the Executive will cease to be employed by the Company and its Affiliates.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

1.	Resignation Date. The Executive hereby resigns from all positions with the Company and its Affiliates, effective December 31, 2005 (the “Effective Date”). The Executive agrees that he is not authorized to act for or on behalf of the Company or any Affiliate, or represent the Company or any Affiliate, in any manner from and after the Effective Date.

2.	Prior Agreements. Effective as of the Effective Date, the letter agreement, dated December 14, 2004, between the Company and the Executive, providing for the Executive’s engagement as a consultant to the Company, and all other employment agreements and arrangements between the Company and the Executive shall be terminated and have no further force or effect, excluding only any existing agreement between the Executive and the Company concerning confidentiality, non-competition or the like and the Executive’s rights and obligations, if any, and those of the Company with respect to the Company’s securities, all of which shall remain in full force and effect. As of the Effective Date and for all periods thereafter, the terms and conditions of this Agreement shall set forth and govern the rights and obligations between the Company and the Executive.

3.	Cash Payments. The Company shall pay to the Executive $155,000 on June 30, 2006, and $25,833.33 on the last day of each month for the period beginning July 31, 2006 and running through the Final Payment Date (as hereinafter defined), subject to applicable federal, state and local taxes. In the event of the death of the Executive before the Final Payment Date, the balance of such payments shall be paid to Executive’s estate. For purposes of this Agreement, the “Final Payment Date” means December 31, 2006, or, if earlier, the date payments cease pursuant to Section 5.7 hereof.

4.	No Other Compensation and Benefits. The Executive shall not be entitled to any compensation or benefits or to participate in any employee benefit plans, programs or arrangements of the Company or any Affiliate after the Effective Date, except as otherwise provided herein or pursuant to the terms of any employee benefit plan, program or arrangement in which the Executive participates or as required by law. In the event that the Executive elects continuation of health coverage pursuant to Section 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), at the conclusion of his employment, however, the Company shall pay to the Executive an amount equal to the monthly COBRA premiums for the period beginning January 1, 2006 and running through the Final Payment Date, subject to applicable federal, state and local taxes, provided that the Executive remains eligible for such continuation under COBRA, such amount to be paid as follows: The monthly COBRA premiums for the first six (6) months of such period shall be aggregated and paid to the Executive on June 30, 2006 and the monthly premiums for the remainder of such period shall be paid on the last day of each month.

5.	Confidential Information; Return of Property; Intellectual Property; and Restricted Activities. The Executive hereby represents and warrants to and agrees with the Company as follows:

5.1 Confidential Information. The Executive acknowledges that as an employee of the Company he has had access to and may be in possession of Confidential Information (as hereinafter defined). The Executive shall continue to comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information from and after the Effective Date and shall never use or disclose to any Person (except as required by applicable law) any Confidential Information obtained by the Executive incident to his employment or other association with the Company and its Affiliates.

5.2 Return of Property. Promptly after the Effective Date, the Executive shall surrender to the Company all property of the Company and its Affiliates then in his possession and all property made available to him in connection with his employment by the Company and its Affiliates, including, without limitation, all documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof.

5.3 Intellectual Property. The Executive acknowledges that all Intellectual Property is solely the property of the Company and its Affiliates. The Executive represents that he has fully disclosed all Intellectual Property to the Company, and has assigned to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property.

5.4 Agreement Not to Compete With the Company. During the 24-month period following the Effective Date (the “Non-Competition Period”), the Executive shall not, directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, member, manager, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which in any material respect competes with the following enumerated business activities to the extent being conducted or being planned to be conducted by the Company or any of its Affiliates at or prior to the Effective Date, in the United States or any other geographic area where such business is being conducted or being planned to be conducted at or prior to the Effective Date (a “Competitive Business,” defined below). For purposes of this Agreement, “Competitive Business” means: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) which offers pizza for sale; (ii) any QSR which is then contemplating entering into the pizza business or adding pizza to its menu; (iii) any entity which on the Effective Date offers, as a primary product or service, products or services then being offered by the Company or which the Company is actively contemplating offering; and (iv) any entity under common control with an entity included in (i), (ii) or (iii), above. Notwithstanding the foregoing, ownership of not more than 5% of any class of equity security of any publicly traded corporation shall not, of itself, constitute a violation of this Section 5.4.

5.5 Agreement Not to Solicit Employees, Franchisees and Vendors. During the Non-Competition Period, the Executive shall not, directly or indirectly, (i) recruit, solicit or hire or otherwise seek to induce any employees of the Company or any of its Affiliates to terminate their employment or violate any agreement with or duty to the Company or any of its Affiliates; or (ii) solicit or encourage any franchisee or vendor of the Company or of any of its Affiliates to terminate or diminish its relationship with any of them or to violate any agreement with any of them, or, in the case of a franchisee, to conduct with any Person any business or activity that such franchisee conducts or could conduct with the Company or any of its Affiliates.

5.6 Agreement Not to Make Disparaging Comments. The Executive shall not, at any time, make any comments or statements to the press, any employee of the Company or any Affiliate, any individual or entity with whom the Company or any

Affiliate has a business relationship or others, which would (i) be likely to adversely affect the conduct of the business of the Company and its Affiliates or any of their plans or prospects; or (ii) disparage in any way or cast in a negative light the Company or any Affiliate or any of their respective officers, directors, employees or agents.

5.7 Remedies for Breach by the Executive. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including, without limitation, the restraints imposed upon him above in this Section 5. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

The Executive understands and agrees that the Company’s obligation to perform under this Agreement is conditioned upon the Executive’s covenants and agreements with the Company as set forth in this Section 5. In the event the Executive breaches any such covenants and agreements, or causes any such covenants or agreements to be breached, the Executive acknowledges and agrees that (i) the Company’s obligations to perform under this Agreement shall automatically terminate and the Company shall have no further liability or obligation to the Executive; and (ii) the Executive shall, at the Company’s request, repay all amounts previously received under this Agreement.

The Executive further acknowledges that, in the event he breaches any of the covenants or agreements contained in this Section 5, the damage to the Company and its Affiliates could be irreparable. The Executive, therefore, agrees that the Company and its Affiliates, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants or agreements. The parties further agree that, in the event that any provision of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

6.	Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 6 or as specifically defined elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

6.1 Affiliates. “Affiliates” shall mean TISM, Inc., Domino’s, Inc. and all other persons and entities controlling, controlled by or under common control with the Company, where control may be by management authority or equity interest.

6.2 Confidential Information. “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business, and any and all information the disclosure of which would otherwise be adverse to the interest of the Company or any of its Affiliates. Confidential Information includes without limitation such information relating to (i) the products and services sold or offered by the Company or any of its Affiliates (including without limitation recipes, production processes and heating technology), (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity of the suppliers to the Company and its Affiliates, and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed.

6.3 Intellectual Property. “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts, recipes and ideas (whether or not patentable or copyrightable or constituting trade secrets or trademarks or service marks) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the business activities or any prospective activity of the Company or any of its Affiliates.

6.4 Person. “Person” means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust and any other entity or organization.

7.	Taxes. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

8.	General Release. In consideration of the payments and benefits provided to the Executive under this Agreement, the Executive hereby releases and forever discharges the Company and its Affiliates (and their successors) and each of their respective officers, employees, directors, stockholders, partners and agents from any and all claims, actions and causes of action that the Executive may have, or in the future may possess, arising out of the Executive’s employment relationship with the Company and its Affiliates, the Executive’s services as an officer, director or employee of the Company and its Affiliates and the termination of such relationship or services. The Executive further agrees that the payments and benefits described in this Agreement shall be in full satisfaction of any and all claims for payment or benefits that he may have against the Company and its Affiliates (and their successors) arising out of his employment relationship, his services as an officer, director and employee of the Company and its Affiliates and the termination thereof.

9.	Miscellaneous.

9.1 Vested Options. The Company will not exercise any of the rights it may have pursuant to Section 5 of the TISM, Inc. Stock Option Agreements between the Company and the Executive with respect to certain vested options covered by such agreements.

9.2 Assignment. Neither the Company nor the Executive may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person, in which event such Person shall be deemed the “Company” hereunder, as applicable, for all purposes of this Agreement; provided, further, that nothing contained herein shall be construed to place any limitation or restriction on the transfer of the Company’s common stock in addition to any restrictions set forth in any stockholder agreement applicable to the holders of such shares. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, representatives, heirs and permitted assigns.

9.3 Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the application of such provision in such circumstances shall be deemed modified to permit its enforcement to the maximum extent permitted by law, and both the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable and the remainder of this Agreement shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.4 Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by the Executive and any expressly authorized representative of the Company.

9.5 Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, delivered to a national courier service for overnight delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed (i) in the case of the Executive, to: Harry J. Silverman, at 2141 Autumn Hill Drive, Ann Arbor, MI 48103, and (ii) in the case of the Company, to the attention of Mr. David A. Brandon, CEO, at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106, or to such other address as either party may specify by notice to the other actually received.

9.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior communications, agreements and understandings, written or oral, between the Executive and the Company, or any of its predecessors, with respect to the subject matter hereof.

9.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Michigan without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

9.9 Consent to Jurisdiction. Each of the Company and the Executive evidenced by the execution hereof, (i) hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan for the purpose of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts; that its or his property is exempt or immune from attachment or execution; that any such proceeding brought in the above-named courts is improper; or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each of the Company and the Executive hereby consents to service of process in any such proceeding in any manner permitted by Michigan law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.4 hereof is reasonably calculated to give actual notice.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE COMPANY:	DOMINO’S PIZZA LLC

	By:	/s/ David A. Brandon
	Name:	David A. Brandon
	Title:	Chief Executive Officer

THE EXECUTIVE:		/s/ Harry J. Silverman
	Name:	Harry J. Silverman